Exhibit 5(b)

July 31, 2019

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S‑3 (the “Registration Statement”) to be filed by ALLETE, Inc. (“Company”), on or about the date hereof, with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of:

1.an unspecified amount of

(a)	shares of the Company’s Common Stock, without par value (“Common Stock”), and

(b)
one or more proposed new series of the Company’s first mortgage bonds (“Bonds”) to be issued under the Company’s Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York Mellon) and Richard H. West (Andres Serrano, successor), as mortgage trustees (as amended and supplemented, the “Mortgage”) and

2.
2,878,031 shares of Common Stock (“Distribution Agreement Shares”) available for sale pursuant to the Company’s Fourth Amended and Restated Distribution Agreement, dated February 25, 2015 (as amended, the “Agreement”), between the Company and Lampert Capital Markets, Inc.

In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.
Based upon the foregoing, we are of the opinion that:

1.	The unspecified amount of shares of Common Stock will be validly issued, fully paid and non‑assessable when:

(a)
the Company’s Board of Directors, or a duly authorized committee thereof, shall have adopted appropriate resolutions approving and authorizing the issuance and sale of the Common Stock and authorizing any other action necessary to the consummation of the proposed issuance and sale of the Common Stock; and

(b)
the Common Stock shall have been issued and sold for the consideration contemplated by such resolutions and in compliance with authority contained in an order or orders of the Minnesota Public Utilities Commission (“MPUC”), and as otherwise contemplated by the Registration Statement.

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060	Tel: +1.212.309.6000
www.morganlewis.com	Fax: +1.212.309.6001

2.
The Bonds will be valid, legal and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting mortgagees’ and other creditors’ rights and remedies generally and general principles of equity, when:

(a)
the Company’s Board of Directors, or a duly authorized committee thereof, shall have adopted appropriate resolutions approving and authorizing the issuance and sale of the Bonds and any other action necessary to the consummation of the proposed issuance and sale of the Bonds;

(b)
the terms and provisions of the Offered Bonds are approved and established in accordance with the Mortgage and within the authority granted by the then current resolutions of the Board of Directors, or a duly authorized committee thereof; and

(c)
the Offered Bonds shall have been issued and sold in accordance with their respective terms and provisions and in compliance with authority contained in an order or orders of the MPUC, and as otherwise contemplated by the Registration Statement.

3.
The Distribution Agreement Shares will be validly issued, fully paid and non‑assessable when the Common Stock shall have been issued and sold for the consideration contemplated by the resolutions of the Company’s Board of Directors authorizing the issuance and sale of the Distribution Agreement Shares and the terms of the Agreement and in compliance with authority contained in an order or orders of the MPUC, and as otherwise contemplated by the Registration Statement.

This opinion is limited to the laws of the States of Minnesota and New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Minnesota law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Margaret A. Thickens, Esq., Vice President, Chief Legal Officer and Corporate Secretary of the Company. As to all matters of New York law, Margaret A. Thickens, Esq., is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to her.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus included in the Registration Statement under the caption “Legal Opinions” and to the references to us in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP